Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement is between Alphaeon Corporation, a Delaware corporation (“Alphaeon”), and AEON Biopharma, Inc., a Delaware Corporation and a wholly- owned subsidiary of Alphaeon (“AEON”) (collectively, the “Company”), and Marc Forth, an individual (“Employee”).  This Agreement is entered into on May 7, 2019, and Employee shall commence employment with the Company on May 28, 2019 (“Start Date”).

The Company is developing products to provide physicians and their patients with medical injectable treatments and procedures, and Employee has extensive experience as a senior executive in medical injectables.  The parties wish to enter into an employment relationship whereby Employee shall serve as President and Chief Executive Officer of AEON.

1.	POSITION AND RESPONSIBILITIES

a.Position.  Employee shall be employed by the Company to render services to the Company in the position of President and Chief Executive Officer of AEON Biopharma, Inc.  Employee shall initially report directly to the Alphaeon Board of Directors until such time as the AEON Board of Directors is duly constituted, at which time Employee shall report solely and directly to the AEON Board of Directors (the “Board” shall refer to the Alphaeon Board of Directors until such time as the AEON Board of Directors is duly constituted, at which time the “Board” shall refer to the AEON Board of Directors).  Employee shall use his good faith efforts to perform such duties and responsibilities and shall have such authorities as are normally related to such positions in accordance with the standards of the industry and any additional duties of an executive nature the applicable Board now or hereafter assigns to Employee consistent with his position as the AEON’s principal executive officer.  Employee shall also serve as a member of the AEON Board for no additional compensation, subject to election in accordance with the AEON’s applicable governing documents.  The principal place of Employee’s employment under this Agreement shall be at the Company’s current offices in Orange County, California (the “Company Offices”).

b.Other Activities.  During his employment with the Company, Employee shall (i) devote substantially all of Employee’s business time and energy to the performance of Employee’s duties for the Company and (ii) hold no other employment.  Notwithstanding anything to the contrary contained herein, Employee may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest your personal assets in such form or manner that will not violate this Agreement or Company policies applicable to Employee or that involves an actual or potential conflict of interest with the Company; provided, however, that the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of Employee’s duties and obligations to the Company.

2.	COMPENSATION AND BENEFITS

a.Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of Five Hundred Fifty Thousand Dollars

($550,000) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice in installments not less frequently than monthly.  Employee’s Base Salary shall be reviewed from time to time (not less frequently than annually commencing in 2020) in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased, but not decreased in the sole discretion of the applicable Board.

b.Annual Bonus.  Beginning as of the Start Date, Employee shall be eligible to participate in the Company’s annual discretionary incentive plan, under which Employee shall be eligible to receive an annual incentive bonus, as determined by the applicable Board in its reasonable discretion (the “Annual Bonus”), with a target bonus equal to 100% of the Base Salary in each full calendar year of employment (prorated for the year 2019) based on 100% achievement of key performance indicators for Employee and the Company as determined by the applicable Board in consultation with Employee.  The terms of any written Annual Bonus plan developed by the applicable Board shall govern any Annual Bonus that may be paid.  Any Annual Bonus shall be paid in all events within two and one-half months after the end of the year in which such Annual Bonus becomes earned, provided that no Annual Bonus shall be considered earned or payable unless, subject to Section 5(c), Employee has remained continuously employed through the last day of the fiscal year for which such Annual Bonus was earned.

c.Signing Bonus.  In consideration for Employee entering into this Agreement, the Company shall pay Employee a one-time bonus in the gross amount of Seventy-Five Thousand Dollars ($75,000) (“Signing Bonus”), minus appropriate withholding and payroll deductions, payable through the Company’s regular payroll on the first regular payroll date after the Start Date.  If Employee’s employment under this Agreement is terminated either by the Company for Cause or by Employee without Good Reason on or before December 31, 2019, Employee shall repay the net, after-tax amount of the Signing Bonus to the Company within thirty (30) days after the effective date of such termination.

d.Equity.  As further compensation for the services to be performed hereunder, Employee shall be awarded certain rights to purchase or receive shares of AEON’s Common Stock as follows:

(i)Stock Options.  Shortly following the Start Date, the Company will grant Employee a stock option (“Stock Option”) to purchase five percent (5%) on a fully-diluted basis (using the treasury stock method and taking into account the conversion of any and all convertible equity and debt securities and assuming the issuance of all shares issuable upon exercise of outstanding stock options and restricted stock units outstanding under the Plan) of the issued and outstanding shares of Common Stock of AEON in accordance with the terms of AEON’s Stock Incentive Plan (the “Plan”) and the form of stock option agreement, each such document to be approved by the AEON Board and expected to contain substantially similar terms as Alphaeon’s existing Stock Incentive Plan and form of option agreement, copies of which were previously provided to Employee.  The Stock Option shall have a per-share exercise price to be determined by a forthcoming Section 409A valuation and shall have a term of 10 years.  The Stock Option shall be an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code, to the maximum extent possible and the balance shall be a non-statutory stock option.  The

Stock Option shall be immediately exercisable and shall vest over the four (4) year period commencing on the Start Date (“Vesting Start Date”) as follows:

(a)	25% upon the 12-month anniversary of the Vesting Start Date;
(b)	additional 25% upon the 24-month anniversary of the Vesting Start Date;
(c)	additional 25% upon the 36-month anniversary of the Vesting Start Date; and
(d)	the remaining portion of the Stock Option upon the 48-month anniversary of the Vesting Start Date;

(such that 100% of the Stock Option shall be vested as of the fourth anniversary of the Vesting Start Date), provided that Employee has not incurred a Separation from Service (as defined in the Plan) before the applicable vesting date, and subject to acceleration as provided below or as otherwise provided in the Option Agreement.

In the event the Company terminates Employee’s employment without Cause (as defined in Section 3(a) below), or Employee resigns his employment for Good Reason (as defined in Section 4 below), or Employee’s employment terminates due to Employee’s death or Disability, then, subject (unless the termination of employment is due to Employee’s death or Disability) to the Employee furnishing the general release described in Section 5(e) below duly executed by Employee within the time period specified therein, and allowing such release to become effective in accordance with its terms, Employee shall receive immediate accelerated vesting and exercisability of the number of shares subject to the Stock Option that would have vested during the one-year period following the effective date of Employee’s termination (for this purpose, such accelerated portion shall be determined assuming that the portion of the Stock Option scheduled to vest after the first anniversary of the Vesting Start Date vested on a monthly (rather than annual) schedule over the three years following the first anniversary of the Vesting Start Date), but only to the extent such acceleration has not already occurred pursuant to the Plan, the Option Agreement or any other reason and Employee shall have at least one year (subject to the maximum term of the award) following the effective date of Employee’s termination to exercise the portion of the Stock Option that was vested on or become vested in connection with such termination of employment; provided that if such a termination of Employee’s employment with the Company occurs in connection with or following a Change in Control, the Stock Option shall accelerate and become vested and exercisable in full as of the date of such termination of employment.  The provisions of this Section 2(d)(i) shall be contained in Employee’s option agreement for the Stock Option.

“Change in Control” shall have the meaning given to such term in the Plan.

Notwithstanding the foregoing, any “Detrimental Conduct” provisions of the Plan shall not apply to the Stock Option or any other stock option or equity-based award that may be hereafter granted to Employee.  Such stock options (to the extent then outstanding and whether or not vested) shall terminate if Employee’s employment is terminated by the Company for Cause, but such termination for Cause shall not impact any stock option or other equity-based award granted to Employee to the extent theretofore previously vested (in the case of a stock option, vested and exercised).  Such stock options (to the extent then outstanding and unvested) shall terminate if Employee’s employment is terminated by Employee other than for Good Reason (and other than due to death or Disability), but such termination shall not impact any stock option or other equity-based award granted to Employee to the extent theretofore previously vested. “Detrimental Conduct” provisions of the Plan shall apply to such stock options and awards to the extent of a clawback policy adopted to comply with the Sarbanes-Oxley Act, the Dodd Frank Act, or applicable rules of the Securities and Exchange Commission (or applicable listing agency) adopted thereunder.

To the extent that the Company’s Common Stock is publicly traded, the Company shall reasonably cooperate with Employee to permit Employee to exercise (to the extent exercisable) the Stock Option and any other stock option that may be hereafter granted to Employee through a “cashless exercise” arrangement with a broker.  Additionally, prior to the Company’s Common Stock being publicly traded, the Company shall provide commercially reasonable assistance to Employee in regards to permitted sales of the Company’s Common Stock to third parties.

e.Benefits.  Employee shall be eligible to participate in the benefits made generally available by the Company to its other senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

f.Vacation.  Employee’s vacation and other paid time off shall be governed by the Company’s usual policies applicable to senior management employees, it being understood that such policies will provide a level of annual vacation time for Employee that is consistent with his position and data for principal executive officers of similarly situated companies of the peer group companies referenced above.

g.Expenses.  The Company shall reimburse Employee for reasonable business expenses incurred, and for any other approved expenses incurred, in the performance of Employee’s duties hereunder in accordance with the Company’s customary expense reimbursement guidelines.

h.Employment Policy.  As an employee of the Company, Employee shall be subject to the Company’s policies, procedures, practices, rules and regulations as adopted or as amended from time to time in the Company’s sole discretion.

i.Indemnification.  Employee shall be covered under a directors’ and officers’ liability insurance policy paid for by the Company both during and after (while there remains any potential liability to Employee) the termination of Employee’s employment to the extent that the Company maintains such a liability insurance policy now or in the future for its active officers and directors.  In addition, concurrently herewith the Company and Employee are entering into an Indemnification Agreement (the “Indemnification Agreement”).

3.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

a.Termination for Cause.  Employee’s employment under this Agreement shall commence on the Start Date, and shall continue indefinitely for no specific term.  The Company may terminate Employee’s employment with the Company at will at any time upon written notice, with or without Cause or advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the

Company relating to the employment, discipline or termination of its employees; provided that in the event of any purported termination for Cause, Employee shall be given advance notice of such termination and an opportunity to appear before the applicable Board (with counsel) before the termination of employment occurs.  For purposes of this Agreement, “Cause” shall mean any of the following: (a) the commission of any act of fraud, embezzlement or willful dishonesty by Employee which materially and adversely affects the business of the Company; (b) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company that constitutes a willful and material breach of the Employee’s obligations under applicable laws or the PIIAA described below; (c) the willful refusal or willful omission by Employee to perform any lawful duties properly required of him under this Agreement, provided that any such failure or refusal has been communicated to Employee in writing (which specifies the circumstances purportedly constituting Cause) and Employee has been provided a reasonable opportunity to correct it (if reasonable correction is possible); (d) any willful act or willful omission by Employee involving malfeasance or gross negligence in the performance of Employee’s duties to, or willful and material deviation from any of lawful and reasonable policies or directives of, the Company, provided, however, that in the case of deviations from policies or directives, the Company must give Employee notice of such deviations and, if curable, an opportunity to cure or correct the deviation; (e) willful conduct on the part of Employee which constitutes the material breach of any statutory or common law duty of loyalty to the Company; or (f) any illegal act by Employee constituting a felony which the applicable Board determines materially and adversely affects the business of the Company.  For purposes of this definition, no act or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Company cannot terminate Employee for Cause based on circumstances that were known to a senior executive or director of the Company (other than Employee himself) for more than six months before the Company gave Employee Notice of Termination for Cause pursuant to this Agreement.

b.Termination for Disability.  The Company may also terminate Employee’s employment under this Agreement due to the Disability of Employee.  For purposes of this Agreement, Disability shall mean the Employee is disabled by any physical or mental condition that renders him unable to perform the essential functions of his position with or without reasonable accommodation as required by law for any period of ninety (90) consecutive days or an aggregate of one hundred twenty (120) days during any 12-month period.

c.Termination upon Death.  Employee’s employment under this Agreement shall terminate automatically upon Employee’s death.

4.	TERMINATION BY EMPLOYEE

Employee may terminate employment with the Company at any time upon written notice for any reason or no reason at all, with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following which is not corrected by the Company within thirty (30) days after the Company has received written notice from Employee referring to this Section 4 and specifying the circumstances purportedly constituting Good Reason and the correction sought (such notice to be given within ninety (90) days after the occurrence of such circumstance): (a) a material diminution in Employee’s title, duties, authorities, or responsibilities;

(b) a material reduction in Employee’s Base Salary or Annual Bonus opportunity; (c) requiring Employee to relocate his principal place of business more than 30 miles outside of the Company’s Orange County, California office; (d) if the Company fails to appoint Employee to the AEON Board in connection with and promptly after the Start Date or, should Employee’s term as a director be scheduled to end for any reason during Employee’s employment by the Company and while Employee is still willing to serve on the AEON Board, if the Company does not re-nominate Employee to continue to serve on the AEON Board and recommend to stockholders Employee’s election to the AEON Board or if for any reason Employee is not re-elected as a member of the AEON Board in connection with the expiration of such term (other than a break in service that is promptly remedied by the Company’s prompt re- appointment of Employee to the AEON Board); or (e) a material breach by the Company of any provision of this Agreement or any other agreement between the Company and Employee.  Notwithstanding the foregoing, a termination of Employee’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than six (6) months following the initial existence of the condition claimed to constitute Good Reason.

5.	TERMINATION OBLIGATIONS

a.Termination of Employment.  Employee’s right to compensation and benefits under this Agreement, if any, upon termination of employment shall be determined in accordance with this Section 5.

b.All Terminations of Employment.  Upon any termination of employment, Employee shall be entitled to prompt and full payment of all earned but unpaid Base Salary, accrued but unused vacation, and any Annual Bonus that has become fully earned and payable under this Agreement for the year preceding the year in which the date of termination occurs (collectively, the “Accrued Benefits”).  Except as provided in Section 5(c), Employee’s rights following a Termination of employment with respect to any benefits, incentives or awards provided to Employee pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.  Employee’s rights following a Termination of employment with respect to the Stock Option and any other stock option or equity-based award that may be hereafter granted to Employee shall be governed by the applicable award agreement and this Agreement.  Company acknowledges that any rights Employee may have to indemnification for actions taken as an officer or director under Company’s charter, other arrangements and its insurance policies shall not be forfeited or terminated with respect to any actions or omissions prior to any termination of employment.

c.Termination of Employment by Company without Cause or by Employee for Good Reason.  If the Company terminates Employee’s employment under this Agreement for any reason other than Cause, or Employee terminates his employment under this Agreement for Good Reason, and Employee enters into a release as provided in Section 5(e), then in addition to the Accrued Benefits, Employee shall be entitled to (i) a gross amount equal to 12 months’ of Employee’s then current Base Salary, minus appropriate withholding and payroll deductions, payable in equal installments through the Company’s regular payroll over the 12 month period following the Employee’s date of termination; (ii) a gross amount equal to the Annual Bonus (if any) that

Employee would have earned for the calendar year in which the termination of his employment occurs based on the target level of achievement, pro-rated based on the number of full months Employee was employed in that calendar year of his employment, minus appropriate withholding and payroll deductions, payable at the time the Company normally pays Annual Bonuses after the close of the fiscal year in which Employee’s employment terminates; (iii) the Company’s continued payment of the cost (to the same extent that the Company was doing so immediately before the termination date) for all group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided by the Company’s group plans immediately before the termination date for twelve (12) months after the termination date (the “COBRA Benefits”); provided, however, if the Company determines, in its sole discretion, that it cannot pay for the COBRA Benefits without potentially incurring financial cost or penalties under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then the Company shall, in lieu thereof, pay Employee a taxable cash amount that it would otherwise have paid for the COBRA Benefits, in monthly installments over the same time period, which payment shall be made regardless of whether Employee elects health care continuation coverage; and (iv) accelerated vesting of Employee’s stock options as provided in Section 2 above.

d.Other Terminations.  Upon termination of Employee’s employment by Company for Cause or by Employee for any reason other than Good Reason, Employee shall be entitled only to the compensation and benefits provided in Section 5(b) and no severance compensation and benefits.

e.Release.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon a Termination of employment beyond the Accrued Benefits (including any post- termination benefits or amounts under this Agreement shall only be payable if Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached as Schedule C, provided such release does not purport to revoke any of the rights provided pursuant to this Agreement or rights to continued indemnification for actions taken as an officer or director prior to the Termination of employment.  Such release must be executed and delivered (and no longer subject to revocation, if applicable) within 45 days following the Termination of employment (or such longer period to the extent required by law).  Any payments of severance that would otherwise be made during the period before the release becomes effective (i.e., not more than 52 days after the date of termination of employment) shall instead be made on the first regular payroll date after the date the release becomes effective.

f.Resignation and Cooperation.  Upon any termination of employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company, including any such positions with its subsidiaries.  Following a Termination of employment, Employee shall cooperate reasonably in the orderly transfer of his duties to other employees.  Employee shall also reasonably (after taking into account Employee’s post-termination responsibilities and obligations) cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.  The Company agrees to reimburse Employee, on an after-tax basis, for all reasonable expenses (including legal fees and expenses if Employee reasonably believes separate counsel (independent of the Company’s counsel) to be appropriate under the prevailing circumstances) actually incurred in connection with his provision of such testimony or assistance as may be requested by the

Company or its representatives or counsel.  The second sentence of this Section 5(f) does not require Employee to cooperate against his own legal interests.

g.Continuing Obligations.  Employee understands and agrees that Employee’s obligations under Sections 5, 6, and 7 herein (including the exhibits and schedules described therein) shall survive a Termination of employment and the termination of this Agreement.

h.No Mitigation or Offset.  Employee shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under this Section 5(c).  In addition, the Company will not be entitled to reduce or offset the amount of any compensation or benefits payable to Employee under this Agreement by the amount of salary, bonus or other compensation of any kind, and/or benefits, earned or received by Employee from any other employment, self-employment or other activities at any time.  Notwithstanding the foregoing, the Company shall be entitled to immediately cease making further health care payments required in Section 5(c) to the extent that Employee secures other employment that provides health care coverage.  Employee covenants to immediately inform the Company upon securing such other employment and coverage and to return any overpayments of such benefits made by the Company.

6.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

Employee agrees to sign and be bound by the terms of the Company’s standard employee proprietary information and invention assignment agreement attached hereto as Schedule A (the “PIIAA”).

7.	ARBITRATION

Employee agrees to sign and be bound by the terms of the Company’s standard employee Arbitration Agreement attached hereto as Schedule B (the “Arbitration Agreement”).

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Employee and by a duty authorized representative of the Company other than Employee.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

a.Assignment.  The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  The Company agrees that it shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement without Employee’s written consent.  If the Company does not require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, Employee shall have Good Reason to terminate employment in accordance with Sections 4 and 5(c) of this Agreement.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor which assumes and agrees to perform this Agreement by operation of law or otherwise.

b.Binding Effect.  Subject to the foregoing restriction on assignment by Employee and the Company, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

10.	ATTORNEYS’ FEES

In any dispute arising from or relating to this Agreement or Employee’s hiring, employment, compensation, benefits, or termination, the prevailing party shall be entitled to recover its attorneys’ fees and costs.  Each party hereto shall bear its own legal fees and costs incurred in connection with the negotiation of this Agreement and the documents referenced herein.

11.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Employee shall be obligated to notify the Company in writing of any change in Employee’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

4040 MacArthur Blvd., Suite 310
Newport Beach, CA 92660

Attention: Legal

Employee’s Notice: to Employee at his address on file in the Company’s payroll records

12.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.	TAX MATTERS

a.Withholding.  Any and all amounts payable under this Agreement or otherwise shall be subject to, and the Company may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

b.Section 409A Compliance.

(i)The intent of the parties hereto is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Section 409A.

(ii)A Termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a Termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the applicable Board.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vi)Notwithstanding any other provision of this Agreement, to the extent required to avoid the imposition of tax, penalties or interest under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under this Agreement during the six-month period immediately following a Termination of employment shall instead be paid on the first payroll date after the six (6)-month anniversary of the Termination of employment (or Employee’s death, if earlier).

c.Section 280G.

(i)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”).  Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment in respect of an equity award that is not covered by Treas.  Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas.  Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below).  Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

(ii)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company and acceptable to Employee (the “Firm”) at the Company’s expense.  The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within ten (10) business days of the date of termination of Employee’s employment, if applicable, or such other time as reasonably requested by the Company or Employee.

14.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Each party agrees that any and all of such party’s obligations under this Agreement, including any agreement contemplated hereby, shall survive a Termination of employment.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and the signature pages may be transmitted by pdf or electronic means, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the agreements referenced in Sections 6 and 7 above).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Employee’s duties, position or compensation shall not affect the validity or scope of this Agreement.

20.	EMPLOYEE ACKNOWLEDGEMENT

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[The rest of this page intentionally left blank; signatures appear on the following page.]

By signing below, each of the parties hereto acknowledges and agrees to all of the terms of this Employment Agreement, effective as of the Effective Date.

MARC FORTH (“Employee”)

Sign name:	/s/ Marc Forth

ALPHAEON CORPORATION, a Delaware Corporation

Sign name:	/s/ Vikram Malik

Print name:	Vikram Malik

Title:	Acting President

Schedule A to Employment Agreement

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

I hereby enter into this Agreement with Alphaeon Corporation, a Delaware corporation (the “Company”), effective as of the date of my signature below.  In doing so, I acknowledge and understand the following facts:

A.The successful operation of the Company’s business depends upon the protection of the Company’s information assets against unauthorized use or disclosure.

B.In order to perform my job duties successfully for the Company, I need to access and use some of the Company’s confidential and trade secret information.

C.The Company is willing to allow me to access and use its confidential and trade secret information, in exchange for my promise to comply with the terms of this Agreement.

D.Company acknowledges that as President and Chief Executive Officer of AEON Biopharma, Inc., I will participate in making policies about the conditions under which Company information will be disclosed to customers, suppliers, financing sources and consultants and to prospective customers, suppliers, financing sources and consultants, among others.

Based upon the Company’s need and desire to place reasonable restrictions upon my use and development of information, technology, ideas and inventions, and in exchange for my continuing employment with the Company and allowing me to use and access the Company’s information assets, I promise to comply fully with all of the following terms and conditions:

1.	Proprietary Information.

(a)Restrictions on Proprietary Information.  I promise that, at all times both during and after my employment, I will hold the Proprietary Information of the Company in strict confidence.  I promise never to use the Proprietary Information or disclose it to anyone, except to the extent appropriate or necessary to carry out my responsibilities as an employee of the Company, as required by law, or as specifically authorized in writing by an officer of the Company.

(b)Definition of Proprietary Information: I understand that “Proprietary Information” means all confidential information and information pertaining in any manner to the business of the Company or its parent, affiliates, consultants, or business associates that I become aware of during the period of my employment, except to the extent such information is generally known or made available to the public or to the Company’s competitors, suppliers, financing sources, consultants and similar persons through lawful means.  Proprietary Information specifically includes, but is not limited to, the following types of information in whatever form it exists (such as verbal, written or electronic):

(i)The Company’s customers and prospective customers (including customer and prospective customer and distributor lists, contact information, the nature and amount of their respective purchases, outstanding bids or orders, requirements for service, key contacts, ordering procedures, credit and relations information, marketing proposals, and pricing practices);

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(ii)The Company’s methods of doing business (including its finances, costs, profits, sales, markets, licensing arrangements, strategic or business plans, projections, research projects, sources and nature of financing, staffing and personnel information, and company policies and procedures);

(iii)The Company’s suppliers (including its costs, distribution, and other arrangements with such suppliers); and

(iv)The Company’s products and services (including technologies, schematics, support procedures, programming and formatting processes and techniques, product formulations, specifications, designs, drawings, materials, manuals, electronic codes, formulas, as well as any research and development products relating to existing or potential products).

(c)Location and Reproduction.  I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a “need to know.”  I also promise not to reproduce the Proprietary Information or otherwise make it available to anyone unless there is a legitimate and genuine business need for reproduction.

(d)Acknowledgement.  I agree and understand that the Proprietary Information is confidential regardless of whether the Company labels it as such, or otherwise subjects it to any security systems (although the Company may do so in its discretion).

(e)Third Party Information.  I recognize that the Company has received and will receive confidential or proprietary information from third parties.  I promise to hold all such information in the strictest confidence, and I will not use the information or disclose it to anyone (except as necessary to comply with law or in carrying out my work for the Company consistent with the Company’s agreement with such third party).

(f)Defend Trade Secrets Act Notice: I understand that under the federal Defend Trade Secrets Act (18 USC § 1833(b), I cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret: (i) in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, I understand that in a lawsuit against an employer for retaliation based on the reporting of a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and I do not disclose the trade secret except pursuant to court order.

2.	Interference with Business.

(a)Customers/Employees.  I promise that during my employment with the Company and for a period of two (2) years after termination of my employment with the Company, I will not directly or indirectly do any of the following:

(i)use Proprietary Information to contact any of the Company’s existing or prospective customers or suppliers for the purpose of soliciting their business; or

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(ii)use Proprietary Information to solicit or otherwise induce any employee or consultant of the Company to terminate his or her relationship with the Company.

(b)Unfair Competition.  I promise that during my employment with the Company, I will devote myself to the lawful business of the Company and will not directly or indirectly engage in any activity or business that competes with the Company’s business or that creates a conflict of interest.

3.	Inventions.

(a)Assignment of Inventions.  I agree to assign, and do hereby irrevocably transfer and assign, to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to all Inventions.  Notwithstanding the foregoing, the Company may, in its discretion, agree to provide consideration for certain Inventions through a written agreement between the Company and me which specifically provides for such consideration; in all other cases, no consideration shall be paid.  The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable.  I understand that “Inventions” means all ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights, and trademarks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others, during my time of employment by the Company, except Inventions excluded in Exhibit A hereto and to the extent Section 2870 of the California Labor Code (as set forth in Section 3(b) below) lawfully prohibits the assignment.  I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any assigned Inventions and any excluded Inventions licensed to the Company herein, even after termination of my employment with the Company.  I understand that “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(b)Exception to Assignment.  I understand that the any assigned Inventions may not include, and the provisions of this Agreement requiring assignment of Inventions to the Company may not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code.  I understand that Section 2870(a) provides:

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

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(2)Result from any work performed by the employee for the employer.”

(c)License for Other Inventions.  If, in the course of my employment with the Company (i) I incorporate into Company property an Invention owned by me or in which I have an interest, or (ii) if my rights in an Invention may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, then the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell my Invention as part of and in connection with the Company property.

(d)Assist With Registration.  In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, due to my incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by me.

(e)Disclosure.  I agree to disclose promptly to the Company all Inventions and relevant records.  I further agree to promptly disclose to the Company any idea relating to the business of the Company that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company.  I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement.

4.	Former or Conflicting Agreements.

(a)Former Agreements.  I represent that my work for the Company, and my performance of the terms of this Agreement, will not breach any agreement to keep in confidence proprietary information acquired by me prior to my employment by the Company.  Except as I have disclosed to the Company, to the best of my knowledge there is no other contract between me and any other person or entity that is in conflict with this Agreement or concerns proprietary information, inventions or assignment of ideas.

(b)Obligations during Employment.  During my employment with the Company, I promise not to disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

5.	Termination.

(a)Return of the Company’s Property.  In the event my employment with the Company ends for any reason, I promise to promptly return to the Company all Proprietary Information and all personal property furnished to or prepared by me in connection with my

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employment.  Following my termination, I will not retain any written, electronic or other tangible material containing any Proprietary Information or information pertaining to any Invention.

(b)Termination Certificate.  In the event my employment with the Company ends for any reason, I agree to sign and deliver the Termination Certificate attached hereto as Exhibit B.

(c)Subsequent Employers.  I promise that after the termination of my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement, and I will inform any subsequent employers of my obligations under this Agreement.

(d)Notice of Agreement.  I agree that the Company may provide a copy of this Agreement to any person or entity, or otherwise notify any person or entity of the existence of this Agreement and the promises I made in it.

6.	No Implied Employment Rights.

Except as set forth in writing in my Employment Agreement, I recognize that my employment with the Company is “at will,” and nothing in this Agreement shall be construed to imply that my employment is guaranteed for any period of time, or to limit in any way my right or the Company’s right to terminate our “at will” employment relationship at any time, without notice and for any reason, with or without cause.  I understand that both the Company and I have the right to terminate employment at any time, with or without advance notice, and with or without cause.  I understand that I may also be demoted or disciplined and the terms of my employment may be altered at any time, with or without cause, at the discretion of the Company.  No one other than the Chairman of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the Chairman of the Company and me.

7.	Remedies.

I recognize that nothing in this Agreement is intended to limit any remedy of the Company under any federal or state law concerning trade secrets.  I recognize that my violation of this Agreement could cause the Company irreparable harm and agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement.

8.	Miscellaneous Provisions.

(a)Assignment.  I agree that the Company may assign to another person or entity any of its rights under this Agreement.

(b)Governing Law/Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  In addition, the parties agree that all disputes relating to this Agreement will be litigated exclusively in the state or federal courts of Orange County, California.

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(c)Severability.  If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

(d)Entire Agreement.  The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement shall constitute the complete and exclusive statement of its terms.  I acknowledge that the Company has not made any other representations concerning the subject matter of this Agreement.

(e)Amendment; Waivers.  This Agreement can be amended or terminated only by a written agreement signed by both parties.  No failure to exercise or delay in exercising any right under this Agreement shall operate as a waiver thereof.

(f)Successors and Assigns.  This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company1s successors and assigns.

(g)Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

MY SIGNATURE BELOW SIGNIFIES THAT I CAREFULLY READ, UNDERSTAND, AND AGREE TO BE LEGALLY BOUND TO ALL OF THE TERMS OF THIS AGREEMENT.

Date:

Sign Name:

Print Name:	Marc Forth

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Exhibit A to Employee Proprietary Information and Inventions Agreement

EMPLOYEE’S DISCLOSURE

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Prior Inventions.  Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement:

2.

Prior Agreements.  Except as set forth below, I am aware ofno prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession):

Employee has notified his prior employer, Allergan Inc., of accepting this position and received no objection.

Date:

Sign Name:

Print Name:	Marc Forth

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Exhibit B to Employee Proprietary Information and Inventions Agreement

TERMINATION CERTIFICATE CONCERNING COMPANY PROPRIETARY INFORMATION

This is to certify that, to the best of my knowledge, I have returned all personal property of the Company, including, without limitation, all laptop computers, cellular phones, source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Assignment Agreement that I entered into with the Company, and I will comply with my obligations of that Agreement.

Date:

Sign Name:

Print Name:	Marc Forth

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Schedule B to Employment Agreement

ARBITRATION AGREEMENT

This Arbitration Agreement is entered into by Marc Forth (“Employee”) and Alphaeon Corporation, a Delaware corporation, and AEON Biopharma, Inc., a Delaware Corporation (collectively, the “Company”) pursuant to the Employment Agreement between them dated May 2, 2019.

1.Agreement to Arbitrate: The Company and Employee both agree that any dispute between them shall be decided through private arbitration by a neutral Arbitrator selected by the Company and Employee, rather than by a court of law.  The Company and Employee both waive the right to a trial by jury.

2.Mutual Agreement: This Arbitration Agreement applies mutually to claims Employee may have against the Company, and to claims that the Company may have against Employee.

3.Claims Against Others: This Arbitration Agreement also applies to claims arising from or relating to Employee’s employment with the Company that Employee may have against any employee, officer, member, shareholder, or agent of the Company, or against any of the Company’s parent, subsidiary, or related business entities and their respective supervisors, officers, managers, shareholders, agents, successors, or assigns.  This Arbitration Agreement also applies to any successor or related entity of the Company that employs Employee.

4.Excluded Claims: This Arbitration Agreement does not prevent Employee from filing claims against the Company for workers’ compensation, unemployment insurance, or State disability insurance, or filing claims under the Company’s group health, life, disability, or other insurance or employee benefit plans, or filing any other claim that by law cannot be required to be arbitrated.

5.Claims With Government Agencies: This Arbitration Agreement does not prevent Employee from filing claims or charges with governmental agencies, including but not limited to the U.S. Department of Labor or U.S. Equal Employment Opportunity Commission or any similar agency of the State in which Employee resides.  However, any such claims or charges that are not resolved by the governmental agency will then be decided through arbitration under this Arbitration Agreement.  This Agreement does not prevent Employee from testifying or giving evidence in any investigation or proceeding before such agencies or in any court of law.

6.Arbitrator’s Fees: To the extent required by applicable law, the Company shall pay all of the Arbitrator’s fees and expenses and any other expenses that employers are required by law to pay, and Employee shall pay only the fees Employee would normally have to pay in order to bring a lawsuit in a court of law, such as the initial filing fees.

7.Right to Counsel and Discovery: In any arbitration, the Company and Employee will both have the right to be represented by their own attorneys.  Both parties will have the right to subpoena witnesses and records, and to conduct streamlined discovery in the discretion of the Arbitrator.

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8.Waiver of Class Action Claims: In any arbitration between Employee and the Company, Employee agrees to assert only his or her own individual claims, and hereby waives the right to bring class action claims on behalf of any other person or class of persons.

9.Qualifications of Arbitrator: The Arbitrator shall be a single retired Judge or professional Arbitrator qualified to decide the claims presented.  The Arbitrator shall follow all applicable laws, and shall issue a written decision that summarizes the Arbitrator’s legal reasoning and factual and legal findings.

10.Arbitrator’s Authority: The Arbitrator must follow all applicable laws, and shall have the power to award any relief available in a court of law.  The Arbitrator shall have no power to commit an error of law or legal reasoning, and the award of the Arbitrator can be corrected or set aside for an error of law or legal reasoning upon review by a court of law.

11.Rules in Arbitration: The Arbitration shall be conducted before the Judicial Arbitration and Mediation Service (JAMS) before a single arbitrator.  If the parties are unable to agree on an arbitrator, JAMS shall select the arbitrator.

12.Enforcement by Court: Arbitration under this Agreement shall be governed by the Federal Arbitration Act.  Any court with jurisdiction over the parties shall be authorized to enforce this Agreement and compel arbitration.  The court, and not the arbitrator, shall have the sole authority to determine the scope and effect of this Arbitration Agreement.

13.Partial Invalidity: If any provision of this Agreement is found to be invalid, that provision shall be amended or deleted in order to make this Agreement valid, and the remaining provisions of this Agreement shall be enforced.

14.Voluntary Agreement: Employee has entered into this agreement freely and voluntarily, after having had an adequate opportunity to review this Agreement, ask questions of the Company, and consult with legal counsel.

15.Complete Agreement: This constitutes the entire agreement between the Company and Employee with regard to arbitration.  It supersedes all other agreements and understandings concerning arbitration, and it can be amended only in a written agreement signed by Employee and the president of the Company.

[The rest of this page intentionally left blank; signatures appear on the following page]

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MARC FORTH (“Employee”)

Sign name:

ALPHAEON CORPORATION, a Delaware Corporation

Sign name:

Print name:	Vikram Malik

Title:	Acting President

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Schedule C to Employment Agreement

RELEASE AGREEMENT

1.Release.  Marc Forth (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Alphaeon Corporation or AEON Biopharma, Inc. (collectively, the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment by the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 5 of the Employment Agreement dated as of May 7, 2019 by and between the Company and Executive (the “Employment Agreement”) (taking Section 13.c of the Employment Agreement into account, if applicable in the circumstances); (2) any stock options and equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of vested benefits that Executive may have under any retirement, deferred compensation or other benefit plan sponsored or maintained by the Company.  In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.  Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies.  However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue

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any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement.  For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.Waiver of Unknown Claims.  This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified.  Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

3.ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement.  Executive further expressly acknowledges and agrees that:

(a)In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b)He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)He was given a copy of this Agreement on ___________, 20__, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or

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immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;

(d)He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement.  Any notice of revocation should be sent by Executive in writing to the Company (attention ), [Address], so that it is received within the seven-day period following execution of this Agreement by Executive.

(e)Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4.	Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a)Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d)Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e)Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

(g)Arbitration.  Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment

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Agreement and Executive shall have the benefit of the attorney’s fees provision of the Employment Agreement.

(h)Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this_____________ day of ______________, 20 ___, at _________ County, ________.

“EXECUTIVE”

By:	Marc Forth

Signed:

EXECUTED this_____________ day of ______________, 20 ___, at _________ County, ________.

“COMPANY”
ALPHAEON CORPORATION

By:

[Name]

[Title]

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